Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
SYNERGETICS USA, INC. MERGES ITS PHILADELPHIA PRODUCTION PLANT
INTO ITS O’FALLON FACILITY
Company Anticipates Ongoing Annual Costs Savings of $1.5 Million
O’FALLON, MO, March 31, 2008 — Synergetics USA, Inc. (NASDAQ: SURG), a leading microsurgery medical device company, announced today that it will close its Philadelphia plant and merge the operations and production of generator products into its plant in O’Fallon Missouri. The move is part of the company’s overall strategy to continue improving product and component integration and increase operational efficiencies at all levels of the organization.
The Philadelphia plant currently has 25 employees and the Company expects to record non-recurring, pre-tax severance and related costs associated with this action of approximately $400,000, with the majority of these being cash costs. Ongoing annual cost savings from the closing are expected to be approximately $1.5 million, or $0.05 per share. Dr. Jerry Malis will remain as Chief Scientific Officer and will lead five engineers and technicians in the further development of Malis® generators and provide technical continuity.
Commenting on the move, Gregg D. Scheller, President and Chief Executive Officer of Synergetics USA, commented, “We continue to take a two pronged approach in improving our corporate performance and increasing shareholder value. As we focus on revenue generating initiatives and activities, we are also keenly aware that this must be coupled with constant improvements in our operational productivity. In addition to overall cost savings, we expect that the consolidation of production engineering and manufacturing under one roof will ultimately result in substantial improvements in product development and market response time, a key differentiator for us in the competitive landscape.”
About Synergetics USA, Inc.
Synergetics USA, Inc. is a leading medical device company focused on progressing the standard of care for microsurgeons and their patients by seeking to improve surgical patient outcomes through the delivery of innovative improvements in quality, delivery and cost. The Company focuses on the vitreoretinal, neurosurgery and ear, nose and throat surgery markets. The distribution channels include a combination of direct and independent sales organizations, and important strategic alliances with market leaders.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2007, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
          Pamela G. Boone, Executive Vice President & CFO
          Phone: (636) 939-5100